JOSEPH Y. CHANG

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into on the 9th day of November, 2009 by and between Nu Skin Enterprises, Inc., a Delaware corporation (the “Company”) and Joseph Y. Chang, an individual (the “Executive”).

        WHEREAS, the Executive has been employed by the Company or one of its affiliates;

        WHEREAS, the Company and Executive desire to establish the terms and conditions of Executive’s employment with the Company and designated affiliates

        NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

        1.     Effectiveness of Agreement

A.     General. This Agreement shall replace in its entirety all prior agreements or understandings regarding the employment of Executive by the Company and any of its affiliates.

        2.     Duties and Responsibilities.

                A.     Title and Position. Executive shall serve as the Company’s Executive Vice President and Chief Scientific Officer, reporting directly to the Company’s Chief Executive Officer. Executive shall have the duties and powers at the Company that are customary for an individual holding such positions.

                B.     Best Efforts. Executive agrees to use his best efforts to advance the business and welfare of the Company, to render his services under this Agreement faithfully, diligently and to the best of his ability.

                C.     Exclusive Services. Except as may otherwise be approved in advance by the Board of Directors of the Company (“Board”), and except during vacation periods and reasonable periods of absence due to sickness, personal injury or other disability, the Executive shall devote his full working time throughout his term of employment to the services required of him hereunder. The Executive shall render his services exclusively to the Company during his term of employment, and shall use his best efforts, judgment and energy to improve and advance the business and interests of the Company in a manner consistent with the duties of his position. Executive may participate in charitable and philanthropic activities so long as they do not interfere with his duties hereunder. For the purpose of this agreement, the Executive can continue to serve on the Board of Directors of Optimer Pharmaceuticals, Inc. or any non-competitive entities approved by the Chief Executive Officer.

        3.     Effective Date; Prior Employment Agreement Superseded; Period of Employment.

                A.     Effective Date. This Agreement shall be effective between the Executive and the Company as of November 9, 2009 (“Effective Date”).

                B.     Prior Employment Agreement Superseded. As of the Effective Date, any Prior Employment Agreement shall be cancelled and terminated, and neither the Company nor Executive shall have any further rights or obligations thereunder. Following the Effective Date, Executive’s employment with the Company shall be governed by the provisions of this Agreement for the period commencing as of the date hereof and continuing throughout the Employment Period (as defined below).

                C.     Employment Period. The initial term of the Agreement shall be for a period commencing on November 9, 2009 and ending on December 31, 2014 (the “Initial Term”) unless earlier terminated pursuant to the terms of this Agreement. Following the Initial Term, the Agreement shall automatically renew for successive one year periods until the date that is ten years after the Effective Date (each, a “Renewal Term”) unless terminated by either party. This Agreement shall remain in full force and effect for the lesser of (i) the Initial Term, together with all Renewal Terms, (ii) until Executive’s termination of employment with the Company for any reason, or (iii) the termination of this Agreement in writing or by another employment agreement which provides that it supersedes the terms of this Agreement (the “Employment Period”).

                D.     Employment at Will. Executive understands employment with Company is at will, meaning that employment with the Company is completely voluntary and for an indefinite term and that either Executive or Company is free to terminate the employment relationship at any time, with or without cause or advance notice, provided that termination is not done for an unlawful or discriminatory purpose.

        4.     Cash Compensation.

                A.     Annual Salary. Executive’s initial base salary shall be $500,000 per year. Effective January 1, 2010, Executive’s base salary shall be increased to $525,000 per year (the “Annual Salary”). Base salary shall be payable in accordance with the Company’s standard payroll schedule for executive officers (but in no event less frequent than on a monthly basis). Executive’s base salary may be increased from time to time at the discretion of the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”), which shall review Executive’s Annual Salary from time to time and shall make a determination regarding any increase to the Annual Salary. Any increased Annual Salary shall thereupon be the “Annual Salary” for the purposes hereof. Executive’s Annual Salary shall not be decreased without his prior written consent at any time during the Employment Period.

                B.     Annual Cash Incentive Bonus. Executive shall be entitled to receive bonuses, cash or otherwise, in the discretion of the Compensation Committee, from time to time. Such bonuses will be targeted at 60% of Executive’s Annual Salary each year, and will be based upon the achievement of performance targets and goals established by the Compensation Committee. Bonuses shall be paid in accordance with the terms of the Company’s 2006 Senior Executive Incentive Plan, as may be amended from time to time, such other plan as may be adopted by the Compensation Committee, or as otherwise provided by the Board or the Compensation Committee.

                C.     Retention Bonus. In accordance with the terms of Executive’s prior employment agreement, if Executive remains a full-time employee through the end of 2009, the Company will pay Executive the $400,000 retention bonus that would have been payable under the prior employment agreement within the time period set forth in such prior agreement. In order to provide a further incentive for Executive to remain in the employment of the Company during the Initial Term of this Agreement, the Company will pay Executive a cash retention bonus in an amount accordance with the following schedule, provided that Executive has remained a full-time employee of the Company during such period and has faithfully and diligently fulfilled his responsibilities and complied in all material respects with his obligations to the Company:

Annual Service Period Bonus Amount

Year Ending December 31, 2010        $250,000 minus Cash Incentive Bonus*

Year Ending December 31, 2011         $250,000 minus Cash Incentive Bonus*

Year Ending December 31, 2012          $250,000 minus Cash Incentive Bonus*

Year Ending December 31, 2013         $300,000 minus Cash Incentive Bonus*

Year Ending December 31, 2014         $300,000 minus Cash Incentive Bonus*

*For purposes of the foregoing schedule, “Cash Incentive Bonus” shall mean an amount equal to the aggregate cash bonuses earned by Executive under any cash incentive plan or other discretionary performance bonuses for the applicable Annual Service Period, but shall specifically exclude the annual Christmas gift bonus paid generally to all employees.

The retention bonus shall be paid within 30 days after the final portion of the bonus under the 2006 Senior Executive Incentive Plan, or other applicable incentive plan, has been approved by the Compensation Committee.

In order to clarify the foregoing retention bonus provision, the following examples are provided.

Example 1: If Executive were to receive $150,000 in “Cash Incentive Bonuses” related to performance in 2010, Executive’s retention bonus would be $100,000 (determined by subtracting $150,000 from $250,000).

Example 2: If Executive were to receive $350,000 in “Cash Incentive Bonuses” related to performance in 2013, Executive’s retention bonus would be $0 (determined by reducing $300,000 by the $350,000 in “Cash Incentive Bonuses”).

                D.     Applicable Withholdings. The Company shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

        5.     Equity Compensation.

                A.     Restricted Stock Unit Grant. On the date Executive executes this Agreement, the Company will grant the Executive 50,000 restricted stock units. The restricted stock units shall vest in five equal annual installments over the term of this Agreement, with the first installment vesting on December 31, 2010 and the subsequent installments vesting on December 31st of each subsequent year. In the event that Executive engages in a Competitive Activity during the Restricted Period, Executive shall forfeit and shall be obligated to repay to the Company in full the value (determined as of the date of vesting) of any shares that vested during the twelve months preceding the earlier of (1) the date Executive’s employment was terminated, and (2) the date Executive first engaged in a Competitive Activity, or any time thereafter. The restricted stock unit shall contain other forfeiture provisions similar to those set forth in the Company’s standard equity award grants.

                B.     Annual Equity Grant. Executive shall be entitled to participate in any equity incentive plans of the Company. All such options or other equity awards will be made at the discretion of the Company’s Compensation Committee pursuant and subject to the terms and conditions of the applicable equity incentive plan, including any provisions for repurchase thereof. Initially, Executive shall be entitled to receive 35,000 options annually (17,500 options semi-annually). The option exercise price or value of any equity award granted to Executive will be established by the Company’s Compensation Committee as of the date such interests are granted but shall not be less than the fair market value of the class of equity underlying such award. The Company may terminate Executive’s participation in such equity incentive plan, adjust the number of awards granted each year, the timing of such grants or terminate or amend the plan and the terms of Executive’s participation at any time in its sole discretion.

                C.     Change in Control. To the extent the Company grants any equity awards to Executive during the Employment Period, then the Company shall in such grant documentation provide that in the event a Change in Control (as defined below) is consummated during the Employment Period, and within six months prior to and in connection with such Change in Control or within eighteen months immediately following such Change in Control, Executive either (i) is terminated without Cause (as defined below) or (ii) resigns for Good Reason (as defined below), then all of Executive’s unvested options or unvested shares shall vest in full. For purposes of this Agreement, “Change In Control” shall mean the consummation of any of the following transactions effecting a change in ownership or control of the Company:

                        (i)     a merger, consolidation or reorganization, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly, and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding voting securities immediately prior to such transaction; or

                        (ii)     any transfer, sale or other disposition of all or substantially all of the Company’s assets;

                        (iii)     the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly, controls, is controlled by, or is under common control with, the Company), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; or

                        (iv)     a change in the composition of the Board during any twenty-four (24) month period or less, such that individuals who, as of the beginning of such period constitute the Board (the “Incumbent Directors”), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

In no event, however, shall a Change in Control be deemed to occur in connection with (i) a merger of the Company, the sole purpose of which is to reincorporate the Company in Delaware, or (ii) any public offering of Common Stock, the primary purpose of which is to raise capital.

                D.     Forfeiture. In the event that the Executive’s employment with the Company or any of its affiliates is terminated for Cause or, if following termination of the Executive’s employment with the Company or any of its affiliates for any other reason, the Company determines that, during the period of the Executive’s employment, circumstances existed which would have entitled the Company or any such affiliate to terminate the Executive’s employment for Cause, the Company shall have the right to terminate all outstanding options, whether vested or unvested, by providing written notice to Executive of such termination.

        6.     Expense Reimbursement. In addition to the compensation specified in Section 4, Executive shall be entitled to receive reimbursement from the Company for all reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder, provided that Executive furnishes the Company with vouchers, receipts and other details of such expenses in the form reasonably required by the Company to substantiate a deduction for such business expenses under all applicable rules and regulations of federal and state taxing authorities.

        7.     Fringe Benefits.

                A.     Group Plans. Executive shall, throughout the Employment Period, be eligible to participate in all of the group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term disability programs, retirement plans, profit sharing plans or other plans (for which Executive qualifies) that are available to the executive officers of the Company as provided under the terms of such plans.

                B.     Paid Time Off. The Company’s current policy is that vice president level and above employees do not accrue vacation but may take vacation time as available. The Company agrees that this policy (as applied to Executive) will provide Mr. Chang with the opportunity for four weeks of vacation annually. In the event the Company’s policy is modified to establish a fixed number of vacation days for vice president levels and above, the Company agrees that Executive will be entitled to take four weeks of vacation.

        8.     Termination of Employment. During the Employment Period, the Executive’s employment with the Company may be terminated by either the Company or Executive at any time, and for any reason. Upon such termination, Executive (or, in the case of Executive’s death, Executive’s estate and beneficiaries) shall have no further rights to any other compensation or benefits from the Company on or after the termination of employment except as follows:

                A.     Termination For Cause. In the event the Company terminates Executive’s employment with the Company prior to expiration of the Employment Period for Cause (as defined below) and not involving a Change in Control, or if Executive resigns from his employment hereunder (and such resignation is not Good Reason as defined in Paragraph 8C below) the Company shall pay to Executive the following: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused paid time off, if applicable; (iii) any accrued expenses pursuant to Section 6 above and (iv) any other payments as may be required under applicable law. For purposes of this Agreement, “Cause” shall mean that Executive has engaged in any one of the following: (a) a material breach by Executive of any of the Participant’s obligations this Agreement or the Company’s Key Employee Covenants, which breach is (i) not cured within any applicable cure period set forth in this Agreement or the Key Employee Covenants, and (ii) materially injurious to the Company; (b) any willful violation by Executive of any material law or regulation applicable to the business of the Company, which is materially injurious to the Company, or Executive’s conviction of, or a plea of nolo contendre to, a felony or any willful perpetration of common law fraud; or (c) any other willful misconduct by the Participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any of its subsidiaries or affiliates.

                B.     Termination Upon Death or Disability. If Executive dies during the Employment Period, the Executive’s employment with the Company shall be deemed terminated as of the date of death, and the obligations of the Company to or with respect to Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 8B. If Executive becomes subject to a Disability (as defined below), then the Company shall have the right, to the extent permitted by law, to terminate the employment of Executive upon 30 days prior written notice in writing to Executive. Upon termination of employment due to death or Disability, Executive (or Executive’s estate or beneficiaries in the case of the death of Executive) shall be entitled to receive: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused paid time off, if applicable; (iii) any accrued expenses pursuant to Section 6 above; (iv) continuation of Executive’s Annual Salary (which shall be payable in accordance with the Company’s standard pay policies) until Executive is eligible for short-term disability payments under the Company’s group disability policies; provided however, that in no event shall such period of continued Annual Salary exceed 90 days following Executive’s termination of employment; and (v) any other payments as may be required under applicable law. . Notwithstanding the foregoing, the aggregate amount of continuation payments under (iv) made during the first six months following Executive’s termination of employment shall not exceed the applicable dollar limit provided under Treasury Regulations section 1.409A-1(b)(9)(iii)(A). The amount, if any, that exceeds the applicable dollar limit shall be paid on the first day of the seventh month following Executive’s termination. For the purposes of this Agreement, “Disability” shall mean a physical or mental impairment which, the Board determines, after consideration and implementation of reasonable accommodations, precludes the Executive from performing his essential job functions for a period longer than three consecutive months or a total of one hundred twenty (120) days in any twelve month period.

                C.     Termination for Other Reason; Resignation for Good Cause. Subject to Section 8E below, (i) should Executive resign from the Company for Good Reason (as defined below), or (ii) should the Company terminate Executive’s employment for any reason other than for Cause or as a result of Executive’s Death or Disability, then the Company shall pay to Executive as follows: (a) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (b) Executive’s accrued but unused paid time off, if applicable; (c) any accrued expenses pursuant to Section 6 above; (d) any other payments as may be required under applicable law; (e) a lump sum amount equal to the cost of twelve months of health care continuation coverage; (f) continuation of Executive’s Annual Salary, which shall be payable in accordance with the Company’s standard pay schedules, for a period of twelve months following termination (the “Severance Period”); (g) the amount of any retention bonus that would have been earned during for the 12 month period following Executive’s termination; and (h) to the extent bonuses would have been earned under the cash incentive plan, an amount equal to what Executive would have received based on the performance of the Company during the severance period (payable when management bonuses for the year are paid to other executives of the Company). In addition, any equity awards that would have vested during the Severance Period shall immediately vest in full upon termination of employment. In addition, the Executive will have until the end of the Severance Period to exercise his options that have vested as of the date of his termination. To the extent that the Executive is not otherwise entitled to exercise the options at the date of such termination, or if he fails to exercise the options within the time specified in the preceding sentence, such options will terminate. Notwithstanding the foregoing, the aggregate amount of payments under (e), (f), (g) and (h) made during the first six months following Executive’s termination of employment shall not exceed the applicable dollar limit provided under Treasury Regulations section 1.409A-1(b)(9)(iii)(A). The amount, if any, that exceeds the applicable dollar limit shall be paid with the first installment of Annual Salary continuation that occurs on or after the first day of the seventh month following Executive’s termination. “Good Reason” shall mean Executive’s voluntary resignation for any of the following events that result in a material negative change to Executive: (i) a material reduction in the scope of Executive’s duties and responsibilities or a change in reporting structure that results in Executive not reporting directly to the Chief Executive Officer; (ii) a reduction in Annual Salary of 10% or more (other than a reduction in compensation that applies to similarly situated executives of the Company) without his prior written consent; (iii) a relocation of Executive more than fifty (50) miles outside of Executive’s residence as of the date hereof, (iv) a material breach of any provision of this Agreement by the Company, after written notice and a reasonable opportunity to cure, or (v) the failure of the Company to have a successor entity specifically assume this Agreement. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Executive has provided 30 days written notice to the Company prior to his resignation indicating and describing the event resulting in such Good Reason, and the Company does not cure such event within 90 days following the receipt of such notice from Executive.

                D.     Conditions to Severance.

                        1.     Severance Upon Termination for Other Reason. If Executive’s employment terminates pursuant to Section 8C, then in consideration for the severance payments to be made by the Company to Executive pursuant to Sections 8C(v) and (vi) of this Agreement (the “Section 8C Severance Payments”), Executive agrees to execute and deliver to the Company within 21 days after Executive’s employment termination date, the separation and release agreement, in substantially the form attached hereto as Exhibit B (collectively, the “Separation Agreement”). Notwithstanding anything to the contrary in the Agreement, the Company shall have no obligation to make any Section 8C Severance Payments to Executive until the date that is ten business days after the date that Executive executes and delivers the Separation Agreement. The failure of Executive to execute and deliver the Separation Agreement within 21 days after his employment termination date shall result in a forfeiture of all Section 8C Severance Payments, and permanently release the Company from its obligation to make any and all Section 8C Severance Payments to Executive. Executive acknowledges that so long as Executive is receiving Section 8C Severance Payments, Executive is bound by Sections 9 and 10 of this Agreement. Executive’s rights to receive any Section 8C Severance Payments is expressly subject to Executive’s continuing compliance with each of Sections 9 and 10 and all Section 8C Severance Payments shall immediately be forfeited upon Executive’s breach of any of Sections 9 and 10 of this Agreement, and the Company shall have no obligation to make or continue to make any Section 8C Severance Payments to Executive upon such breach of any of Sections 9 and 10.

                        2.     Section 409A Delay. If required by Section 409A of the Code, notwithstanding anything to the contrary in this Agreement, the payments to be made to Executive (except for: (i) Executive’s unpaid Annual Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused Paid Time Off; and (iii) reimbursement for any accrued expenses) shall be paid no sooner than the first day of the month that is six months after the Executive’s termination date.

                E.     Consulting Agreement. In the event Executive remains continuously in the full time employ of the Company until age 60 or beyond, upon termination of Executive’s employment the Company will enter into a four-year Consulting Agreement with Executive pursuant to which Executive will receive $250,000 per year; provided, however that if Executive is entitled to receive severance pursuant to Section 8 above, Consultant shall not receive $250,000 in consulting fees for the first year of the consulting agreement, and $250,000 of the severance payment otherwise payable under Section 8 shall be considered as payment for the consulting services for the first year of the consulting agreement (i.e., Executive shall not receive both the severance payment and $250,000 under the consulting agreement, but rather $250,000 of the scheduled severance payment shall be considered as payment of the initial year’s consulting fees). The consulting agreement shall contain a non-competition agreement substantially similar to the provisions set forth below restricting the ability of the Executive to compete with the Company during the term of the consulting agreement, with the consulting fees being the consideration for such non-compete agreement. Executive will agree to provide designated consulting services (not to exceed 10 hours per month), be a member of the Company’s Scientific Advisory Board, and appear and speak at designated corporate events for up to 10 days per year. Executive also will agree to allow the Company to use his name and image (including filmed segments) in marketing materials and other corporate publications.

        9.     Key-Employee Covenants. Executive agrees to perform his obligations and duties and to be bound by the terms of the Key-Employee Covenants attached hereto as Appendix A which are incorporated into this Section 9 by reference, and which may be modified from time to time. Sections 7, 9 and 10 of the Key Employee Covenants, are hereby replaced and superseded in their entirety by the following restrictive covenants set forth in this Section 9.

                A.     Definitions. For purposes of this Agreement, the following defined terms shall have the meaning indicated:

                        1.     “Restricted Period” shall be the period commencing on the date of this Agreement and continuing until the expiration of one year following the termination of Executive’s employment; provided, however, that the Company shall have the right to extend the Restricted Period by an additional one-year period if it provides written notice of its election to extend such restricted period within 90 days after termination of employment and agrees to pay Executive 75% of his Base Salary during such additional period; provided further, however, that in the event Executive enters into a consulting agreement as set forth in Section 8 above, the non-compete provisions in such agreement shall supersede and replace the non-compete obligations set forth in this Agreement.

                        2.     “Competitive Business” shall mean (a) Direct Selling, (b) the promotion and/or sale of nutritional supplements or personal care products, or (c) any other business engaged in by the Company or its affiliates, or proposed to be engaged in by the Company or its affiliates at the time of Executive’s termination of employment or consulting relationship, as the case may be.

                        3.     “Competing Entity” shall mean any entity or person that is engaged, directly or indirectly, in a Competitive Business.

                        4.     “Direct Selling” means (i) the multi-level marketing channel through which products and services are marketed directly to consumers through a sales force of independent contractors (including, without limitation, through person to person contact, via the telephone or through the Internet) who receive rewards or commissions based upon a compensation plan which contemplates a genealogical sales force of multiple levels, with such commissions paid for by (A) sales of products and services by such contractor, and/or (B) sales of products and services by other independent contractors in such contractor’s genealogical downline, and (ii) a home-based business opportunity focused on selling products directly to the consumers.

5.     “Territory” shall mean those countries where the Company, or any of its affiliates, engages in business or sells products or plans to conduct business at the time of the termination of Executive’s employment or consulting arrangement, as the case may be

                B.     Restricting Solicitation. During Executive’s employment with the Company and for the longer of (i) any period for which Executive is receiving Severance Payments from the Company or (ii) the two-year period following termination of his employment, Executive agrees that during such period of time Executive shall not, directly or indirectly, (a) solicit any employee, independent contractor, consultant, vendor or other person or entity in the employment or service of the Company or any of its respective subsidiaries or affiliates (each of the preceding, a “Group Company”), at the time of such solicitation, in any case to (i) terminate such employment or service or other relationship, and/or (ii) accept employment, or enter into any consulting or service or other arrangement, with any person or entity other than a Group Company; or (b) ) solicit, divert, or take away distributors of any Group Company.

                C.     Against Competition. In consideration for the compensation payable hereunder, in particular the retention bonus and contingent stock, Executive agrees that, during the Restricted Period, Executive shall not, directly or indirectly, in the Territory: (i) engage in any Competitive Business; (ii) undertake to plan or organize any Competing Entity; (iii) become associated or connected in any way with, participate in, be employed by, render services to, or consult with, any Competing Entity (nor shall Executive discuss the possibility of employment or other relationship with any Competing Entity); or (iv) own any direct or indirect interest in any other Competing Entity.

                D.     Non-Endorsement. Executive shall not in any way, directly or indirectly, at any time during the Restricted Period endorse any Competitive Business or competing product, promote or speak on behalf of any Competitive Business or competing product, or allow Employee’s name or likeness to be used in any way to promote any Competitive Business or competing product.

                E.     Cooperation. Executive agrees that, upon the Company’s reasonable request, Executive in good faith and using diligent efforts shall cooperate and assist the Company in any dispute, controversy or litigation in which the Company may be involved including, without limitation, Executive’s participation in any court or arbitration proceedings, the giving of testimony, the signing of affidavits or such other personal cooperation as counsel for the Company may reasonably request. Such cooperation shall not be unreasonably burdensome without reasonable compensation.

                F.     Reformation. The Company intends to restrict the activities of Executive under this Section 9 only to the extent necessary for the protection of the legitimate business interests of the Company. It is the intention and agreement of the parties that all of the terms and conditions hereof be enforced to the fullest extent permitted by law. In the event that the provisions of this Section 9 should ever be deemed or adjudged by a court of competent jurisdiction to exceed the time or geographical limitations permitted by applicable law, then such provisions shall nevertheless be valid and enforceable to the extent necessary for such protection as determined by such court, and such provisions will be reformed to the maximum time or geographic limitations as determined by such court.

                G.     Acknowledgement. Executive acknowledges that his or her position as Executive Vice President and Chief Scientific Officer and work activities with the Company are “key” and vital to the on-going success of Company’s operation in each product category and in each geographic location in which Company operates. In addition, Executive acknowledges that his or her employment or involvement with any other Competitive Entity in particular would create the impression that Executive has left the Company for a “better opportunity,” which could damage Company by this perception in the minds of Company’s independent distributors. Therefore, Executive acknowledges that his non-solicitation, non-endorsement, and non-competition covenants hereunder are fair and reasonable and should be construed to apply to the fullest extent possible by applicable laws. Executive has carefully read this Agreement, has consulted with independent legal counsel to the extent Executive deems appropriate, and has given careful consideration to the restraints imposed by the Agreement. Executive acknowledges that the terms of this Agreement are enforceable regardless of the manner in which Executive’s employment is terminated, whether voluntary or involuntary.

        10.     Proprietary Information. Executive has executed the Company’s standard Confidential Information and Assignment of Inventions Agreement (the “Confidentiality Agreement”), which is hereby incorporated by this reference as if set forth fully herein. Executive’s obligations pursuant to the Confidentiality Agreement will survive termination of Executive’s employment with the Company.

        11.     Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer his rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor of the Company whether by merger, consolidation, transfer of all or substantially all assets, or otherwise, and the heirs and legal representatives of Executive.

        12.     Notices. Any notices, demands or other communications required or desired to be given by any party shall be in writing and shall be validly given to another party if served either personally or via an overnight delivery service such as Federal Express, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by overnight delivery, such notice shall be conclusively deemed given two business days after the deposit thereof with such service, properly addressed to the party to whom such notice, demand or other communication is to be given as hereinafter set forth:

To the Company:	Nu Skin Enterprises, Inc. 75 West Center Street Provo, UT 84601 Attn: Chief Executive Officer

With a copy to:	General Counsel Nu Skin Enterprises, Inc. 75 West Center Street Provo, UT 84601

To Executive:	At Executive's last residence as provided by Executive to the Company for payroll records.

Any party may change such party’s address for the purpose of receiving notices, demands and other communications by providing written notice to the other party in the manner described in this Section 12.

        13.     Governing Documents. This Agreement, along with the documents expressly referenced in this Agreement, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings (including any offer letter of employment and the Prior Employment Agreement) between Executive and the Company relating to such subject matter. This Agreement may only be amended by written instrument signed by Executive and an authorized officer of the Company. Any and all prior agreements, understandings or representations relating to the Executive’s employment with the Company are terminated and cancelled in their entirety and are of no further force or effect.

        14.     Governing Law. The provisions of this Agreement will be construed and interpreted under the laws of the State of Utah. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

        15.     Remedies. The parties to this Agreement agree that: (i) Executive’s services are unique, because of the particular skill, knowledge, experience and reputation of Executive; (ii) if Executive breaches this Agreement, the damage to the Company will be substantial, and difficult to ascertain, and, further, that money damages will not afford the Company an adequate remedy. Consequently, if Executive is in breach of any provision of this Agreement, or threatens a breach of this Agreement, the Company shall be entitled, in addition to all other rights and remedies as may be provided by law, to seek specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Agreement notwithstanding Section 16 hereof. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. All claims for damages for a breach of this Agreement shall be submitted to mediation and arbitration in accordance with Section 16 of this Agreement.

        16.     Dispute Resolution. Except for the right of the Company to seek specific performance and injunctive and other equitable relief in court as set forth in Section 16 hereof, any controversy, claim or dispute of any type arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement shall be resolved in accordance with this Section 16 of this Agreement, regarding resolution of disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference.

                A.     Mediation. The Company and Executive will make a good faith attempt to resolve any and all claims and disputes under this Agreement through good faith negotiations. If such claims and disputes cannot be settled through negotiation, the Company and Executive agree to submit them to mediation in Salt Lake City, Utah before resorting to arbitration or any other dispute resolution procedure. The mediation of any such claim or dispute must be conducted in accordance with the then-current American Arbitration Association (“AAA”) procedures for the resolution of disputes by mediation, by a mediator (“Mediator”) who has had both training and experience as a mediator of general non-competition and commercial matters. If the parties to this Agreement cannot agree on a Mediator, then the Mediator will be selected by AAA in accordance with AAA’ strike list method. Within thirty (30) days after the selection of the Mediator, the Company and Executive and their respective attorneys will meet with the Mediator for one mediation session of at least four (4) hours. If the claim or dispute cannot be settled during such mediation session or mutually agreed continuation of the session, either the Company or Executive may give the Mediator and the other party to the claim or dispute written notice declaring the end of the mediation process. All discussions connected with this mediation provision will be confidential and treated as compromise and settlement discussions. Nothing disclosed in such discussions, which is not independently discoverable, may be used for any purpose in any later proceeding. In the event that the mediation process is ended without resolution, the Mediator’s fees will be paid in equal portions by the Company and Executive.

                B.     Arbitration. If a claim or dispute under this Agreement has not been resolved in accordance with Section 16A above, then the claim or dispute will be determined by arbitration in accordance with the then-current AAA comprehensive arbitration rules and procedures, except as modified herein. The arbitration will be conducted in Salt Lake City, Utah by a sole neutral arbitrator (“Arbitrator”) who has had both training and experience as an arbitrator of general non-competition and commercial matters and who is, and for at least ten (10) years has been, a partner, a shareholder, or a member in a law firm. If the Company and Executive cannot agree on an Arbitrator, then the Arbitrator will be selected by AAA in accordance with AAA’s comprehensive arbitration rules and procedures. No person who has served as a Mediator under the mediation provision, however, may be selected as the Arbitrator for the same claim or dispute. Reasonable discovery will be permitted and the Arbitrator may decide any issue as to discovery. The Arbitrator may decide any issue as to whether or as to the extent to which a dispute is subject to the dispute resolution provisions in this Section 16 and the Arbitrator may award any relief permitted by law. The Arbitrator must base the arbitration award on the provisions of this Section 16B and applicable law and must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of an arbitration under this Section 16B. At the request of any party, the Arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fee will be paid in full by the Company, unless Executive agrees in writing to pay some or all of the fee.

                C.     Interim Actions. Notwithstanding the foregoing, a party may apply to a court of competent jurisdiction within the State of Utah for relief in the form of a temporary restraining order or preliminary injunction, pending appointment of an Arbitrator or pending determination of a claim through arbitration in accordance with this Section 16. In the event a dispute is submitted to arbitration hereunder during the term of this Agreement, the parties shall continue to perform their respective obligations hereunder, subject to any interim relief that may be ordered by the Arbitrator or by a court of competent jurisdiction pursuant to the previous sentence.

                D.     Fees. Unless otherwise agreed, the prevailing party (if a prevailing party is determined to exist by the arbitrator or judge) will be entitled to its costs and attorneys’ fees incurred in any arbitration or other proceeding under this Section 16 relating to the interpretation or enforcement of this Agreement.

                E.     Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION 16, WHICH DISCUSSES MEDIATION AND ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO MEDIATION AND ARBITRATION, AND THAT THE DISPUTE RESOLUTION PROVISIONS SET FORTH IN THIS AGREEMENT CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

        17.     No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

        18.     Taxes. Except as otherwise provided under Section G, each party agrees to be responsible for its own taxes and penalties.

        19.     Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

        20.     Consent to Reincorporation. The parties hereto acknowledge that the Company is in the process of reincorporating in Delaware by merging into a wholly-owned Delaware subsidiary of the Company. As such, the parties hereto expressly consent to the assignment of all of the rights and obligations of the parties hereunder to the new Delaware corporation, which will be the surviving corporation in the reincorporation merger.

        21.     Representation of Executive; Reimbursement of Fees. Executive represents and warrants to the Company that Executive read and understands this Agreement, has consulted with independent counsel of his choice prior to agreeing to the terms of this Agreement and is entering into the agreement, knowingly, willingly and voluntarily. The parties agree that this Agreement shall not be construed for or against either party in any interpretation thereof.

[Intentionally Left Blank]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NU SKIN ENTERPRISES, INC.

By:    /s/Truman Hunt
         Truman Hunt
         President and Chief Executive Officer

/s/ Joseph Y. Chang
Joseph Y. Chang, Executive